Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Exagen Inc.
Vista, California
We hereby consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-233878) of Exagen Inc. of our report dated March 25, 2020, relating to the financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

San Diego, California
March 25, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.